                                                                  EXHIBIT (e)(5)


                          QUEST EDUCATION CORPORATION

                              EMPLOYMENT AGREEMENT
                              --------------------

     This Employment Agreement (the "Agreement") is dated as of June 26, 2000,
                                     ---------
by and between Gerald T. Kosentos ("Executive") and Quest Education Corporation,
                                    ---------
a Delaware corporation (the "Company").
                             -------

                                    Recitals

     WHEREAS, the Executive is a principal executive officer of the Company, has been actively involved in the management of the Company's business for many years and has acquired considerable experience and skill.

     WHEREAS, simultaneous with the execution of this Agreement, Kaplan, Inc. ("Parent") and the Company are entering into an Agreement and Plan of Merger
  ------
(the "Merger Agreement"), pursuant to which, among other things, Parent will
      ----------------
acquire all of the outstanding stock of the Company (the "Acquisition").
                                                          -----------

     WHEREAS, the Company desires to continue to employ Executive.

     WHEREAS, Executive desires to continue employment by the Company.

                                   Agreement

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements hereinafter contained, it is hereby mutually agreed as follows:

     1.  Term of Agreement.  This Agreement shall commence as of the Effective
         -----------------
Time of the Merger (each as defined in the Merger Agreement) and shall expire on December 31, 2004 (the "Original Term"), subject to earlier termination as
                        -------------
hereinafter provided.

     2.  Duties.
         ------

         (a)  Position.  Executive shall be employed as Vice President of
              --------
Operations of the Company, and will report to the Company's Chief Executive Officer.

         (b)  Obligations to the Company.  Executive agrees to the best of his
              --------------------------
ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from Executive pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of Executive's employment relationship with the Company, Executive further agrees that he will devote all of his business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this Agreement will prevent Executive from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or the Nasdaq National Market. Executive will comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during the term of Executive's employment.

     3.  Compensation.  For the duties and services to be performed by Executive
         ------------
hereunder, the Company shall pay Executive, and Executive agrees to accept, the salary, stock options, bonuses and other benefits described below in this
Section 3.

          (a) Salary.  Executive shall receive an annual salary of $193,200,
              ------
subject to annual review. Executive's salary will be payable pursuant to the Company's normal payroll practices.

          (b) Bonuses. At the end of each fiscal year, Executive will be
              -------
eligible for a cash bonus based on a bonus formula approved by the Board of Directors of the Company (the "Annual Bonus"); provided, that for Fiscal 2001
                               ------------
the Annual Bonus shall be determined based on the nine months ended December 31, 2000. In addition to the Annual Bonus, Executive will participate in and, to the extent earned or otherwise payable thereunder, receive periodic incentive cash bonuses (the "Incentive Bonus") pursuant to the incentive bonus program as
                   ---------------
described in Exhibit A to this Agreement.
             ---------

          (c) Stock Options, Restricted Stock and Other Incentive Programs. Upon
              ------------------------------------------------------------
the commencement of Executive's employment (the "Commencement Date"), Executive shall receive an option to purchase 50,000 shares (post-split) of the Parent's Common Stock, par value $1.00 per share, with an exercise price equal to the fair market value on the Commencement Date. These option shares will vest at the rate of 20% per year for five years (total vesting in 60 months) on each anniversary of the Commencement Date. The option will be subject to the terms of the Third Amended and Restated Kaplan Stock Option Plan and the Stock Option Agreement between Executive and Parent. In addition, Executive shall receive 75 shares of restricted stock of The Washington Post Company (the "Restricted Stock") in January 2001. These restricted shares will vest pursuant to the terms of The Washington Post Company's Long-Term Incentive Compensation Plan and the Restricted Stock Agreement between Executive and The Washington Post Company. Executive may be eligible to receive additional grants of Restricted Stock in January 2003, on such terms and subject to such conditions as the Compensation Committee of the Board of Directors of The Washington Post Company shall determine as of the date of any such grant.

              Notwithstanding the above and subject to the provisions of Section 9 below, in the event that (i) Executive's employment is terminated by the Company or a successor to the Company other than for Cause (as defined in
Section 5 below), or (ii) Executive's job duties, responsibilities and requirements are materially reduced or changed such that they are inconsistent with Executive's prior duties, responsibilities and requirements, in connection with, or as a result of, a Change of Control (as defined below), the Company shall make a cash payment to Executive equal to the fair market value on the date of such termination of the unvested Restricted Stock. For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following
            -----------------
events: (i) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the

Company), or (ii) a sale of all or substantially all of the assets of the Company (collectively, a "Merger"), so long as in either case (x) the Company's
                         -------
stockholders of record or their parents and affiliates immediately prior to such Merger will, immediately after such Merger, hold less than 50% of the voting power of the surviving or acquiring entity, or (y) the Company's stockholders of record or their parents and affiliates immediately prior to such Merger will, immediately after such Merger, hold less than 60% of the voting power of the surviving or acquiring entity and a majority of the members of the Board of Directors of the surviving or acquiring entity immediately after such Merger were not members of the Board of Directors of the Company immediately prior to such Merger.

         (d)  Additional Benefits. Executive will be eligible to participate in
              -------------------
the Executive benefit plans of general application currently maintained by and paid for by the Company, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. To the extent that Executive currently is the beneficiary of medical, disability, and life insurance plans ("Current Plans") that differ from the benefits under the Company's plans of general application prior to the Acquisition, Company will use reasonable efforts to obtain, maintain, and pay for medical and disability plans that include the same benefits as the Current Plans. Executive will be eligible for vacation and sick leave in accordance with the Company's policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its other employees of comparable position and experience.

         (e)  Reimbursement of Expenses.  Executive shall be authorized to incur
              -------------------------
on behalf and for the benefit of, and shall be reimbursed by, the Company for reasonable expenses incurred by Executive in furtherance of Executive's performance of his duties hereunder, provided that such expenses are substantiated in accordance with Company policies and such substantiation is adequate in the Company's and Parent's judgment to permit deduction of such expenses on the income tax returns of the Company and to evidence compliance with the Foreign Corrupt Practices Act.

         (f)  Withholding.  All amounts paid to Executive hereunder shall be
              -----------
subject to withholding as may be required by applicable law.

     4.  Termination of Employment and Severance Benefits.
         ------------------------------------------------

         (a)  Termination of Employment.  This Agreement may be terminated
              -------------------------
during its Original Term upon the occurrence of any of the following events:

              (i) The Company's Board of Directors' determination in good faith that it is terminating Executive for Cause (as defined in Section 5 below) ("Termination for Cause") after giving Executive fifteen (15) days notice and
 ----------------------
the opportunity to be heard;

              (ii) The Company's determination that it is terminating Executive without Cause, which determination may be made by the Company at any time at the Company's sole discretion, for any or no reason ("Termination Without Cause");
                                                  -------------------------

              (iii) A change in Executive's status such that a Constructive Termination (as defined in Section 4(b)(iii) below) has occurred; or

              (iv)  Following Executive's death or Disability (as defined in
Section 6 below).

          (b) Severance Benefits.  Executive shall be entitled to receive
              ------------------
severance benefits upon termination of employment only as set forth in this
Section 4(b):

              (i)   Involuntary Termination.  If Executive's employment is
                    -----------------------
terminated under Section 4(a)(ii) or 4(a)(iii) above (such termination, an "Involuntary Termination"), Executive will be entitled to receive payment of
 -----------------------
severance benefits equal to Executive's regular salary for the lesser of (i) 36 months or (ii) the remainder of the Original Term of this Agreement (the "Severance Period") but in no event less than 12 months. Such payments shall
 ----------------
be made ratably over the Severance Period according to the Company's standard payroll schedule. Executive will also be entitled to receive payment on the date of termination of an Annual Bonus payable under Section 3(b) based on the average of the Annual Bonus paid for the prior two fiscal years or for the last fiscal year if the Involuntary Termination occurs before the end of the second fiscal year. Executive will also be entitled to receive payment on the date of termination of any Incentive Bonus payable under Section 3(b) to the extent that the Incentive Bonus has become vested on the date of termination. Health insurance benefits with the same coverage provided to Executive prior to the termination (e.g. medical, dental, optical, mental health) and in all other respects significantly comparable to those in place immediately prior to the termination will be provided at the Company's cost over the Severance Period.

              (ii)  Termination for Cause.  If Executive's employment is
                    ---------------------
terminated for Cause, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive's termination of employment and Executive's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

              (iii) Constructive Termination.  "Constructive Termination" shall
                    ------------------------    ------------------------
mean any of the events set forth below which are not cured within fifteen (15) days following written notice thereof by Executive to the Company: (A) a material reduction in Executive's salary as described in Section 3(a) above, which is not taken by a majority of the senior executives of the Company; (B) a material change in Executive's reporting relationships; or (C) a Change in Control has occurred; provided, that within the 30-day period immediately following such material change or reduction or Change of Control Executive elects to terminate his employment voluntarily.

              (iv)  Termination by Reason of Death or Disability. In the event
                    --------------------------------------------
that Executive's employment with the Company terminates as a result of Executive's death or Disability (as defined in Section 6 below), Executive or Executive's estate or representative will receive all salary and unpaid vacation accrued as of the date of Executive's death or Disability and any other benefits payable under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. In addition, Executive's estate or representative will receive the amount of Executive's Annual Bonus and Incentive Bonus for the fiscal year in which the death or Disability occurs to the extent that the bonus has been earned as of the date of Executive's death or

Disability, as determined by the Board of Directors or its Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year.

         (c)  Executive Resignation.  If Executive's resigns other than pursuant
              ---------------------
to Section 4(b)(iii), then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment(s) for all salary and unpaid vacation accrued as of the date of Executive's termination of employment and Executive's benefits will be continued under the Company's then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

     5.  Definition of Cause.  For purposes of this Agreement, "Cause" for
         -------------------                                    -----
Executive's termination will exist at any time after the happening of one or more of the following events:

         (a) Executive's refusal to perform any of the Executive's duties hereunder (other than a failure to perform resulting from death or Disability);

         (b)  Executive's breach of this Agreement;

         (c) Executive's commission of any act of dishonesty, fraud, intentional material misrepresentation in connection with this employment, including, but not limited to, misappropriation or embezzlement of any funds of the Company or any of its affiliates, or Executive's conviction of a felony or a crime involving moral turpitude;

         (d) Executive's commission of any willful or intentional act having the effect of injuring the reputation, business or business relationships of the Company or any of its affiliates;

         (e) the entering by the Executive of a plea of guilty or nolo contendere to, or the conviction of the Executive for, a crime (other than a routine traffic offense) which carries a potential penalty of imprisonment for more than ninety (90) days and/or a fine in excess of $10,000;

         (f) Executive's habitual abuse of alcohol, prescription drugs or controlled substances; or

         (g) Executive's commission of any act of material misconduct or insubordination in connection with this employment;

provided, however, that with respect to clauses (a), (b) and (g) above, if such failure or breach is capable of cure, such failure or breach, as the case may be, shall not be deemed to constitute Cause unless such failure or breach remains uncured after the expiration of fifteen (15) days after notice thereof is received by Executive.

     6.  Definition of Disability.  For purposes of this Agreement, "Disability"
         ------------------------                                    ----------
shall mean that Executive has been unable to perform his duties hereunder as the result of his incapacity due to physical or mental illness, incapacity or disability and such inability continues for at least 90 consecutive calendar days or 120 calendar days during any consecutive twelve-month period; provided, that any days of disability separated by ten (10) or fewer days shall be considered continuous. During any period when the Executive implicitly or explicitly purports to be unable to perform the Executive's duties hereunder by reason of physical or mental illness, incapacity or disability, the Executive, at the request of the Company, shall submit to one or more examinations by a physician of the Company's choice acceptable to Executive (with such agreement on acceptability not to be unreasonably withheld).

     7.  Confidentiality Agreement.
         -------------------------

         (a) The Executive acknowledges that as an officer and an employee of the Company he has had access, and may have access, to confidential information which relates to the business of the Company. The Executive shall, during the Executive's employment with the Company and at all times thereafter, treat all Confidential Material (as hereinafter defined) of the Company confidentially. The Executive shall not, without the prior written consent of the Board of Directors, disclose such confidential material, directly or indirectly, to any party or remove from the Company's premises any notes or records relating thereto, copies or facsimiles thereof (whether made by electronic, electrical, magnetic, optical, laser, acoustic or other means), or any other property of the Company. The Executive agrees that all Confidential Material, together with all notes and records of the Executive relating thereto, and all computer disks, copies or facsimiles thereof in the possession of the Executive (whether made by the foregoing or other means) are the exclusive property of the Company. The Executive shall not in any manner use any confidential material of the Company, or any other property of the Company, in any manner not specifically directed by the Company or in any way which is detrimental to the Company, as determined by the Board of Directors in its sole discretion.

         (b)  For the purposes of this Agreement, the term "Confidential
                                                            ------------
Material" shall mean all information in any way concerning the activities,
--------
business or affairs of the Company or any of the customers and clients of the Company, including, without limitation, information concerning trade secrets, together with all software and sales and financial information concerning the Company and any and all information concerning projects in research and development or marketing plans for any products or projects of the Company, and all information concerning the practices, customers and clients of the Company, and all information in any way concerning the activities, business or affairs of any of such customers or clients, as such, which is furnished to the Executive by the Company or any of its agents, customers or clients, as such, or otherwise acquired by the Executive in the course of the Executive's employment with the Company.

         (c) Upon termination of the Executive's employment or at the request of the Company before termination, the Executive shall deliver to the Company all written and tangible material in his possession incorporating Confidential Material or otherwise relating to the Company.

     8.  Noncompetition Covenant.  Executive hereby agrees that he shall not,
         -----------------------
during the term of his employment pursuant to this Agreement and during the greater of one year or the Severance Period, do any of the following without the prior written consent of the Company's Board of Directors:

         (a)  Compete.  Carry on any business or activity (whether directly or
              -------
indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) which is competitive with the business conducted by the Company (as conducted now or during the term of

Executive's employment), nor engage in any other activities that conflict with Executive's obligations to the Company.

         (b)  Solicit Business.  Solicit or influence or attempt to influence
              ----------------
any client, customer or other person either directly or indirectly, to direct his or its purchase of the Company's products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company (as conducted now or during the term of Executive's employment).

         (c)  Solicit Personnel.  Solicit, employ or influence or attempt to
              -----------------
influence any person employed by the Company to terminate or otherwise cease his employment with the Company or become an employee of any competitor of the Company; provided, however, that this provision shall not prohibit Executive from engaging in general public solicitations not targeted at any specific officer or employee of the Company. This Section 8(c) is to be read in conjunction with the Confidentiality Agreement executed by Executive.

     9.  Limitation on Restricted Stock Acceleration Benefits.  In the event
         ----------------------------------------------------
that any restricted stock acceleration benefits provided for in this Agreement to Executive together with all other payments received by Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this
                                                ----
Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's acceleration benefits under Section 3(c) shall be payable either:

         (a)  in full, or

         (b) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits under Section 3(c), notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company or Executive otherwise agree in writing, any determination required under this
Section 9 shall be made in writing by independent public accountants appointed by the Company and reasonably acceptable to Executive (the "Accountants"), whose
                                                            -----------
determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

     10.  Conflicts.  Executive represents that his execution and performance of
          ---------
all the terms of this Agreement will not conflict with or breach any other agreement to which Executive is a party or may be bound. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Executive further represents and warrants that, except for the Merger Agreement, the Executive is not bound by any oral or written agreements which prohibit or restrict the Executive from: (a) competing with, or in any way participating in a business which competes with, any former employer or business of any former employer; (b) soliciting personnel of the former employer or business to leave such former employer's employment or to leave such business; or (c) soliciting customers of the former employer or business or another business. Executive further represents that he is entering into or has entered into an employment relationship with the Company of his own free will and that he has not been solicited as an employee in any way by the Company.

     11.  Successors.  Any successor to the Company (whether direct or indirect
          ----------
and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive's rights hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     12.  Miscellaneous Provisions.
          ------------------------

          (a) Amendments and Waivers.  Any term of this Agreement may be amended
              ----------------------
or waived only with the written consent of the parties.

          (b) Sole Agreement.  This Agreement, including any Exhibits hereto,
              --------------
constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

          (c) Notices.  Any notice required or permitted by this Agreement shall
              -------
be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

          (d) Choice of Law.  The validity, interpretation, construction and
              -------------
performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws. Each party to this Agreement expressly and irrevocably (i) consents that any legal action or proceeding against him or it under, arising out of or in any manner relating to, this Agreement may be brought in any court of the State of New York located within the Southern District of New York or in the United States District Court for the Southern District of New York, (ii) consents and submits to the personal jurisdiction of any such courts in any such action or proceeding, (iii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to him or it by hand or by any other manner provided for in Section 12(c), (iv) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis, and
(v) waives all rights, if any, to trial by jury with respect to any such action or proceeding. Nothing in this Section shall affect or impair in any manner or to any extent the right of any party to commence legal proceedings or otherwise proceed against any other party in any jurisdiction or to serve process in any manner permitted by law.

          (e) Severability.  If one or more provisions of this Agreement are
              ------------
held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          (f) Advice of Counsel.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES
              -----------------
THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

          (g) No Third-Party Beneficiaries.   Except as expressly set forth in
              ----------------------------
Section 11 hereof, this Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto, any legal or equitable rights hereunder.

          (h) Continuation.  In the event that this Agreement shall expire and
              ------------
Executive shall nevertheless continue to be employed by the Company, the parties acknowledge that the terms of this Agreement, absent a supplemental written agreement between the parties to the contrary (and except as provided in Section 12(i) below), shall not be deemed to apply to such post-expiration employment, any such employment being (and without limiting the foregoing) on an at-will basis.

          (i) Survival.  Notwithstanding anything in this Agreement, the
              --------
provisions of Sections 4(b), 4(c), 8, 10 and 12 shall survive the expiration or termination hereof, regardless of the reason therefor. Obligations of the parties pursuant to the Merger Agreement which by their nature survive termination.

          (j) Counterparts.  This Agreement may be executed (including by
              ------------
facsimile transmission) in one or more counterparts each of which shall be deemed an original for all purposes.


                            [Signature Page Follows]

     The parties have executed this Agreement the date first written above.

                              QUEST EDUCATION CORPORATION


                              By: /s/ Gary D. Kerber
                                  -----------------------------------------

                              Title:  President and Chief Executive Officer
                                      -------------------------------------

                              Address: 1400 Hembree Road, Suite 100 Roswell, Georgia 30076




                              GERALD T. KOSENTOS


                              Signature:  /s/ Gerald T. Kosentos
                                          -----------------------------------

                              Address:
                                       --------------------------------------

                                       --------------------------------------

                                   EXHIBIT A
                                   ---------

                              INCENTIVE BONUS PLAN

          Executive shall be entitled to a cash payment equal to his vested interest under the Bonus Pool as follows:

 .  Executive shall have an interest of 11.36% of the Bonus Pool.

 . The amount added to the Bonus Pool for any year during the term of the Program shall equal the amount by which EBITA for such year exceeded the Base Year EBITA by more than 10%. The term of the Program shall be from January 1, 2001 to December 31, 2004.

 . Base Year EBITA for the initial year (January 1, 2001 to December 31, 2001) shall be based on the actual EBITA for the twelve-month period ending December 31, 2000 but shall not be less than $17.7 million.

 . Base Year EBITA for subsequent years during the term of the Program shall equal the greater of (i) the actual EBITA for the prior twelve-month period or (ii) the Base Year EBITA for the prior year. The calculation of EBITA for purposes of the incentive bonus program shall be adjusted for (i) acquisitions and (ii) capital expenditures above ongoing depreciation.

 . If the Bonus Pool exceeds $9,000,000 at December 31, 2004, the Bonus Pool will be increased by an additional $1,000,000.

 . Executive's interest in the Bonus Pool for any year shall become 25% vested at December 31, 2001, and shall become vested an additional 25% at December 31, 2002, December 31, 2003 and December 31, 2004.

 . Executive is entitled to receive the vested amount of his interest in the Bonus Pool in cash at any time. Amounts in the Bonus Pool that are vested will not continue to appreciate in value.